Exhibit 5.1

January 10, 2025

Delek Logistics Partners, LP

310 Seven Springs Way

Suite 500

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as counsel to Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the offer and resale, from time to time pursuant to Rule 415 under the Securities Act, by Gravity Water Holdings LLC, a Delaware limited liability company (“Gravity”), of up to 2,175,209 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the terms of that certain Registration Rights Agreement, dated January 2, 2025, by and between the Partnership and Gravity.

In our capacity as your counsel in the connection referred to above and as a basis for the opinion hereinafter expressed, we have examined (i) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 11, 2024, as amended (the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership, dated as of April 23, 2012, (ii) the Fourth Amended and Restated Limited Liability Company Agreement of Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the partnership (the “General Partner”), dated as of August 13, 2020, and the Certificate of Formation of the General Partner, dated as of April 23, 2012, (iii) statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), (iv) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner and other instruments and documents, and (vi) the Registration Statement and the prospectus contained therein (the “Prospectus”).

In connection with the opinion hereinafter expressed, we have assumed that (i) the Registration Statement and any amendments thereto (including post effective amendments) will have become effective and comply with all applicable laws; (ii) a prospectus supplement, if required, will have been prepared and filed with the Commission; (iii) all Common Units will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) each certificate from public officials reviewed by us is accurate, complete ad authentic, and all official public records are accurate and complete and (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. We have also assumed the legal capacity of all natural persons, the authority of such persons signing on behalf of the parties thereto other than the Partnership and the General Partner and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership and the General Partner. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Partnership and the General Partner.

Based upon and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units are duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware LP Act and as described in the Prospectus).

The opinion set forth above is limited in all respects to matters of the Delaware LP Act and the Delaware LLC Act and the federal laws of the United States of America, in each case, as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP